EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made, effective as of May 9, 2014, by and between Gibraltar Industries, Inc., a Delaware corporation, with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (the “Company”), and Frank Heard, an individual residing at , (the “Executive”).

RECITALS:

The Company desires to employ the Executive and the Executive desires to be employed by the Company as the Company’s President and Chief Operating Officer. The Company and the Executive desire to set forth in writing the terms and conditions upon which the Executive will be employed by the Company.

CONSIDERATION:

NOW, THEREFORE, in consideration of the conditions and covenants set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1.

Employment and Duties

1.01 Employment. The Company hereby agrees to, and does hereby employ the Executive, and the Executive hereby agrees to and does hereby accept employment, as the President and Chief Operating Officer of the Company. It is contemplated that the Executive will continue to serve as the President and Chief Operating Officer of the Company subject to the provisions of this Agreement and the right of the Company’s Board of Directors to elect new officers. The Executive agrees that in the event his employment with the Company is terminated for any reason whatsoever, effective as of the date of such termination the Executive will be deemed and construed, without any further action on the part of the Executive (including, but not limited to, the execution and delivery of a written resignation letter), to have resigned: (a) from his position as President and Chief Operating Officer; (b) from all other positions he may hold as an officer or director or member of the management of any corporation or other entity that is directly or indirectly owned by the Company; and (c) from any and all other positions he may hold with the Company or any of the Company’s direct or indirect subsidiaries, whether as an officer or employee or as a member of any committee, board or other executive or administrative body.

1.02 Duties. During the period of his employment under this Agreement the Executive shall report to Brian J. Lipke, the Company’s Chief Executive Officer and shall perform such executive duties and responsibilities as may be assigned to him, from time to time, by Mr. Lipke or the Board of Directors of the Company and shall at all times be subject to the control of the Company’s Board of Directors in the performance of such duties. The Executive may become a director or trustee of any corporation or entity that does not constitute a Competitive Operation as described in Section 4.03 hereof; provided that, the Executive will not be permitted to serve as a member of the board of directors of more than three (3) companies whose shares are traded on any U.S. or foreign, nationally recognized, stock exchange operating without first obtaining the approval of the Company’s Board of Directors.

1.03 Promotional Opportunities. Nothing in this Agreement shall be deemed to limit or impair any opportunity which the Executive may have for promotion to a higher office within the Company’s management structure. In the event of any such promotion, the provisions of Section 1.02 relating to the Executive’s duties and responsibilities will automatically be deemed to be modified to the extent such duties, responsibilities and reporting have been mutually agreed to by the Company and the Executive.

ARTICLE 2.

Compensation and Fringe Benefits

2.01 Base Salary. The annual base salary of the Executive (hereinafter the “Base Salary”) shall be equal to U.S. $450,000.00. The Base Salary of the Executive shall be evaluated annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and may, in the sole discretion of the Compensation Committee, be increased from time to time. The Base Salary of the Executive shall be paid to the Executive in substantially equal installments, less applicable withholding taxes at the same time that the Company issues payroll checks to the employees of the Company’s then existing corporate offices. If, at any time after the date hereof the Base Salary of the Executive is increased, the term “Base Salary” as used in this Agreement shall mean the Base Salary of the Executive as so increased. For the 2014 calendar year, the Executive shall be paid a pro-rata portion of his Base Salary based on the portion of 2014 occurring after the date hereof.

2.02 Incentive Compensation.

(a)    (a) Subject to the following provisions of this Section 2.02, the Executive shall be entitled to participate in the Company’s annual cash incentive compensation program known as the Management Incentive Compensation Plan (the “MICP”) and the annual cash incentive compensation which shall be payable to the Executive for the achievement by the Company of the targeted level of performance as established by the Compensation Committee under the MICP shall be equal to seventy five percent (75%) of the Base Salary of the Executive as in effect from time to time; provided that, with respect to the 2014 calendar year, the amount of the annual cash incentive compensation which the Executive shall be entitled to receive under the MICP shall be based on the pro-rata portion of the Executive’s Base Salary which is paid to the Executive in 2014. In connection with the Executive’s participation in the MICP, the Executive shall also be entitled to participate in and receive awards of restricted stock units under the management stock purchase plan (“MSPP”), a feature of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Omnibus Plan”).

(b) The Executive shall also be entitled to participate in and to receive awards under the Company’s equity based long term incentive plan (the “LTIP”), which, currently provides executives with annual awards of restricted stock units which have a time based vesting schedule and annual awards of performance stock units, which performance stock units are also subject to vesting requirements whose final value is determined by the degree to which pre-established performance goals have been met or exceeded. The aggregate value of the time based restricted stock units which shall be awarded to the Executive annually under the LTIP shall be equal to sixty percent (60%) of the Executive’s then applicable Base Salary and the aggregate value of the performance stock units which shall be awarded to the Executive for the achievement by the Company of the targeted level of performance as established by the Compensation Committee under the LTIP shall be equal to one hundred ten percent (110%) of the Executive’s then applicable Base Salary. Notwithstanding the foregoing and for the avoidance of doubt, with respect to the 2014 calendar year, the aggregate value of the time based restricted stock units which shall be awarded to the Executive shall be based on the full amount of the Executive’s Base Salary (not a pro-rata portion thereof), which award of time based restricted stock units shall vest at an annual rate of twenty five percent (25%) beginning on the first anniversary of the grant date (which grant date will occur within thirty five (35) days following the date hereof) and continuing on each subsequent anniversary of the grant date; and the aggregate value of the performance stock units which shall be awarded to the Executive shall be based on the pro-rata portion of the Executive’s Base Salary which is paid to the Executive in 2014 (not the full amount of such Base Salary).

(c) Payment of the amount, if any, of any bonus the Executive may become entitled to receive pursuant to the terms of the MICP shall be made to the Executive in accordance with the terms of the MICP. The amount and timing of payment of any cash compensation which the Executive may be entitled to receive as a result of his participation in the MSPP shall be determined pursuant to the terms of the MSPP. The issuance of shares of common stock of the Company to which he may be entitled with respect to restricted stock units awarded to the Executive under the terms of the LTIP and the payment to the Executive of cash to which he may be entitled with respect performance stock units awarded to the Executive under the terms of the LTIP shall be made to the Executive in accordance with the terms of the applicable restricted stock unit awards and performance stock unit awards made to the Executive under the LTIP. The Executive shall also be entitled to additional bonuses which the Compensation Committee, in its sole discretion, may determine and approve.

2.03 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses which the Executive may, from time to time, incur on behalf of the Company in the performance of his responsibilities and duties under this Agreement, provided that the Executive accounts to the Company for such expenses in the manner prescribed by the Company.

2.04 Tax Qualified Plans. The Executive shall be entitled to participate in the tax qualified 401(k) plan maintained by the Company for employees of the Company who are employed at the Company’s corporate offices and any other tax qualified plans which the Company may, from time to time, maintain for employees of the Company who are employed at the Company’s corporate headquarters.

2.05 Group Welfare Benefits. During the period of the Executive’s employment under the terms of this Agreement, the Executive shall be eligible to participate in the group health and welfare benefits plans and programs which are maintained by the Company for exempt salaried employees employed at the Company’s corporate offices. Notwithstanding the foregoing, the Company shall have no obligation to maintain or provide such group welfare benefits to the Executive unless the Executive pays to the Company, on a monthly basis, the employee portion of any costs associated with the maintenance and provision of such benefits by the Company, such costs to be determined on the same basis as for other plan participants who are employed by the Company at the Company’s corporate headquarters. In addition, during the period of the Executive’s employment under the terms of this Agreement, the Executive shall be eligible to participate in the group health and welfare plans and programs on the same basis as may be provided or maintained by the Company for its executive officers.

2.06 Vacation and Other Benefits. Notwithstanding anything to the contrary contained in the vacation policy of the Company in effect for salaried employees of the Company employed at the Company’s corporate headquarters (such policy being hereinafter the “Vacation Policy”), during each full year of the Executive’s employment hereunder, the Executive shall be entitled to five (5) weeks of paid vacation in addition to U.S. holidays on which salaried employees employed at the Company’s corporate offices are not required to report to work. Except as otherwise provided in the preceding sentence, the Executive’s rights to payment of vacation pay shall be determined by the Vacation Policy. In addition, the Executive shall be entitled to receive all other employment benefits and participate in such other employee benefit plans on the same basis as may, from time to time, be provided or maintained by the Company for executive officers.

ARTICLE 3.

Term and Termination

3.01 Term.

(a) The period of employment of the Executive under this Agreement (hereinafter the “Term”) shall begin on the date hereof and continue until terminated by the Company, with or without ‘Cause” (as hereinafter defined), by the Executive in a termination which does or does not constitute a “Good Reason Termination” (as hereinafter defined), as a result of the Executive’s death, as a result of the Executive’s Retirement (as hereinafter defined) or, by the Company or the Executive as a result of the Executive’s suffering of a “Disability” (as hereinafter defined).

3.02 Termination For Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause (as defined below), by delivering to the Executive a written notice of termination setting forth the date on which such termination is to be effective and specifying in reasonable detail the facts and circumstances claimed to provide a basis for the termination.

For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder if the Executive has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business; provided that, the Executive shall not, under any circumstances, be deemed to have engaged in egregious acts or omissions if: (a) the acts or omissions have been committed or omitted by the Executive in connection with the implementation of policies or procedures or strategic initiatives which have been disclosed to the Board of Directors of the Company; and (b) the Board of Directors of the Company has not directed the Executive not to implement any such policies, procedures or strategic initiatives.

3.03 Termination Without Cause. The Company may, at any time on or after the date hereof, upon direction by the Board of Directors, terminate the Executive’s employment, without Cause (as “Cause” is defined in Section 3.02 above), by delivering a written notice of termination to the Executive. Upon delivery by the Company to the Executive of a written notice of termination as provided for herein, the Executive’s employment hereunder shall be terminated effective as of the first day following the end of the ninety (90) day period beginning on the day following the date the Company delivers the written notice of termination to the Executive. Notwithstanding the fact that the effective date of termination of the Executive by the Company without Cause is not effective until the end of first day following the end of the ninety (90) day period beginning on the day following the date the Company delivers the written notice of termination to the Executive, the Executive shall, if directed by the Company in the written notice which it delivers to the Executive, cease performing any duties for the Company and refrain from entering any premises at which the operations of the Company or any of its subsidiaries is conducted. In the event that the Company provides the Executive the written direction described in the preceding sentence, the Company shall continue to be obligated to pay the Executive the regular installments of his then applicable Base Salary and other benefits as though he continued to perform his services for the Company through the end of the ninety (90) day period beginning on the day following the date the Company delivers the written notice of termination to the Executive.

3.04 Termination by the Executive.

(a)    (a) The Executive may terminate his employment hereunder at any time by delivering a written notice of termination to the Company. Upon delivery by the Executive to the Company of a written notice of termination as provided for herein, the Executive’s employment hereunder shall be terminated effective as of the end of the ninety (90) day period beginning on the day following the date on which the Executive delivers the written notice of termination to the Company. Notwithstanding the fact that the effective date of termination by the Executive of his employment with the Company is not effective until the end of first day following the end of the ninety (90) day period beginning on the day following the date the Executive delivers written notice of termination to the Company, the Executive shall, if directed by the Company in a written notice which it delivers to the Executive at any time after receipt by the Company of a written notice of termination from the Executive, cease performing any duties for the Company and refrain from entering any premises at which the operations of the Company or any of its subsidiaries is conducted. In the event that the Company provides the Executive the written direction described in the preceding sentence, the Company shall continue to be obligated to pay the Executive the regular installments of his then applicable Base Salary and other benefits as though he continued to perform his services for the Company through the end of the through the end of the ninety (90) day period beginning on the day following the date the Executive delivers written notice of termination of his employment to the Company. If the Executive delivers to the Company written notice of his intent to terminate his employment with the Company and the termination is not a “Good Reason Termination” as described in Section 3.04(b) below or a “No-Fault Termination” as described in Section 3.04(c) below, and if, following the Company’s receipt of such written notice, the Company delivers the Executive the written direction (contemplated above) which instructs the Executive to cease performing duties for the Company, the fact that the Executive has been relieved of his duties by the Company shall not be deemed or construed to provide a basis for the Executive to claim that he has terminated his employment in a termination which constitutes a “Good Reason Termination” and shall not be deemed or construed to provide the Executive a basis for claiming that his employment has been terminated by the Company without “Cause”.

(b) For purposes of this Agreement, the Executive’s termination of his employment pursuant to this Section 3.04 shall be deemed to be a “Good Reason Termination” if: (i) one or more of the events described in the following sentence has occurred; (ii) the Executive has, no later than ninety (90) days following the occurrence of any such event, provided written notice to the Company that the event has occurred and that the Executive intends to terminate his employment with the Company unless, within thirty (30) days following the receipt of such notice, the Company fully and completely restores the Executive to the position which he would have been in had such event not occurred; and (iii) the Company does not, within thirty (30) days following the receipt of the written notice described in the foregoing clause, fully and completely restore the Executive to the position he would have been in had such event not occurred. The events referred to in the foregoing definition of a Good Reason Termination are as follows:

(A) the Executive’s annual Base Salary and/or annual or long term cash or equity based bonus opportunity as a percentage of his Base Salary is reduced or any other material compensation or benefit arrangement for the Executive is reduced (and such reduction in the Executive’s Base Salary, annual or long term cash or equity based bonus opportunity or other material compensation or benefit arrangement is not made in accordance with a reduction in the base salaries, bonus opportunity or other material compensation payable to a majority of the other executive officers of the Company);

(B) the Executive’s duties or responsibilities are changed in a manner with the result that the Executive’s new duties and responsibilities are: (I) materially greater than the Executive’s duties and responsibilities immediately prior to such change and such change in the Executive’s duties and responsibilities is not accompanied by a mutually agreeable increase in compensation, including Base Salary and annual and long term cash and equity incentive compensation opportunities; or (II) decreased or otherwise limited so as to be inconsistent with the Executive’s position (including status, offices, title and reporting requirements) immediately prior to the change in the Executive’s duties;

(C) the Executive’s authority is: (I) materially increased, without the Executive’s consent and without a mutually agreeable increase in compensation, including Base Salary and annual and long-term cash and equity incentive compensation opportunities, of the Executive; or (II) reduced or otherwise limited, in each case so as to be inconsistent with the authority which accompanied the Executive’s position immediately prior to the change in the Executive’s authority; and

(D) any other material breach of this Agreement by the Company, without the Executive’s consent.

(c) If the Executive delivers written notice of his intent to terminate his employment with the Company to the Company at any time during the fifteen (15) day period beginning on the first day following the first anniversary of the date first set forth above in this Agreement, the termination of the Executive’s employment shall be effective at the time provided for by Section 3.04(a) above and, for purposes of this Agreement, the termination of the Executive’s employment with the Company shall be deemed to be a “No-Fault Termination”. For the avoidance of doubt, if the Executive delivers written notice of his intent to terminate his employment to the Company on any day other than a day which occurs during the fifteen (15) day period described in the preceding sentence, the termination of the Executive’s employment which occurs as a result of the delivery of any such notice shall not be deemed to be a “No-Fault Termination”.

3.05 Disability. If, during the period of the Executive’s employment hereunder, it is determined by either the Company or the Executive that the Executive suffers from a Total and Permanent Disability, the party that makes the determination that the Executive suffers from a Total and Permanent Disability shall provide written notice to the other party of such determination and, effective as of the last day of the calendar month in which such written notice is delivered, the Executive’s employment with the Company hereunder shall be deemed to be terminated. For purposes of this Agreement, the Executive shall be deemed to suffer from a Total and Permanent Disability if the Executive is unable to perform the material and substantial duties of the Executive’s position due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

3.06 Retirement. The Executive shall be eligible to retire from his employment effective at any time on or after the later of date he attains age sixty (60) and the fifth anniversary of the effective date of his employment with the Company (the later of such two dates being hereinafter the “Retirement Eligibility Date”). The Executive may retire at any time on or after the Retirement Eligibility Date by delivering to the Company a written notice of his intent to terminate his employment with the Company and retire, which written notice shall set forth the date on which such retirement (and its related termination of employment) is to be effective (such date being hereinafter the Executive’s “Retirement Date”) and shall be delivered to the Company not less than ninety (90) days prior to the Executive’s Retirement Date. Upon delivery by the Executive to the Company of the written notice of his intent to terminate his employment hereunder and retire (as provided for above) the Executive shall be deemed to have retired from his employment with the Company effective as of the Executive’s Retirement Date. Any termination of the Executive’s employment in accordance with this Section 3.06 shall, for purposes of this Agreement, be deemed to be a “Retirement”.

ARTICLE 4.

Confidentiality; Non-Compete Provisions

4.01 Confidentiality. During the period of the Executive’s employment hereunder and for a period of three (3) years following a termination, for any reason whatsoever, of the Executive’s employment hereunder, the Executive agrees that he will not, without the written consent of the Board of Directors of the Company, disclose to any person (other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or to a person as required by any order or process of any court or regulatory agency) any confidential information obtained by the Executive while in the employ of the Company with respect to any management strategies, policies or techniques or with respect to any products, improvements, formulae, designs or styles, processes, customers, methods of distribution, or methods of manufacture of the Company or any of its subsidiaries; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

4.02 Non-Compete. During a period of three (3) years after the date of any termination of the Executive’s employment hereunder, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which competes with any business conducted by the Company or with any group, division or subsidiary of the Company in any geographic area where such business is being conducted at the time of such termination (any such business, subject to the provisions of Section 4.03 below, being hereinafter referred to as a “Competitive Operation”). Ownership by the Executive of 2% or less of the voting stock of any publicly held Company shall not constitute a violation of this Section 4.02.

4.03 Competitive Operation. For purposes of Section 4.02 hereof: (a) a business shall not be deemed to be a Competitive Operation unless: (i) 10% or more of the consolidated gross sales and operating revenues of the Company is derived from such business; or (ii) 10% or more of the consolidated assets of the Company are devoted to such business; and (b) a business which is conducted by the Company at the time of the Executive’s termination and which subsequently is sold or discontinued by the Company shall not, subsequent to the date of such sale or discontinuance, be deemed to be a Competitive Operation within the meaning of Section 4.02 hereof.

4.04 Non-solicitation of Employees. During a period of three (3) years after the date of any termination of the Executive’s employment hereunder, the Executive will not, solicit or offer to employ any individuals that are employees of the Company or any of its subsidiaries or wholly owned limited liability companies (including any executive officers of the Company) at the time the Executive’s employment is terminated; provided that, the limitation on the right of the Executive to solicit or offer to employ individuals as contained in this Section shall not apply to any such individuals who, either before or after the termination of the Executive’s employment hereunder, have terminated their employment with the Company, its subsidiaries and its wholly owned limited liability companies.

ARTICLE 5.

Death and Disability Benefits

5.01 Death Benefits.

(a) If: (a) the Executive dies during the period of the Executive’s employment hereunder; then (b) the Company shall cause the beneficiary of the Executive (or, if none, the personal representative of the Executive’s estate) to be paid any benefits payable to the beneficiaries of the Executive on account of the Executive’s death as provided for by the terms of: (i) any life insurance policies maintained by the Company for the benefit of the Executive; (ii) the Company’s 401(k) plan; (iii) any cash payments the Executive may be entitled to receive as a result of his participation in the MSPP; (iv) any equity based incentive compensation awards granted to the Executive in connection with the LTIP; (v) any awards of restricted stock, restricted stock units, performance stock units, options or other equity type awards granted to the Executive under the terms of the Omnibus Plan or otherwise granted to the Executive; and (vi) any tax qualified retirement plans maintained by the Company.

5.02 Disability Benefits. If: (a) the Executive’s employment is terminated as a result of his suffering of a Total and Permanent Disability; then (b) the Company shall cause the Executive to be paid any benefits payable to the Executive on account of his suffering of a Total and Permanent Disability under the terms of: (i) any disability insurance policies maintained by the Company for the benefit of the Executive; (ii) the Company’s 401(k) plan; (iii) any cash payments the Executive may be entitled to receive as a result of his participation in the MSPP; (iv) any equity based incentive compensation awards granted to the Executive in connection with the LTIP; (v) any awards of restricted stock, restricted stock units, performance stock units, options or other equity type awards granted to the Executive under the Omnibus Plan or otherwise granted to the Executive; and (vi) any tax qualified retirement plans maintained by the Company; and (c) the Company shall pay to the Executive, in equal monthly installments, for each twelve (12) month period beginning on the first day following the date the Executive’s employment is terminated due to a Total and Permanent Disability and for each twelve (12) month period which begins on each anniversary of the first day following the date the Executive’s employment is terminated due to a Total and Permanent Disability (an “Anniversary Date”), an amount equal to (i) sixty percent (60%) of the Executive’s annual Base Salary in effect at the rate in effect on the date his employment is terminated as a result of his suffering of a Total and Permanent Disability; minus (ii) the sum of (A) the monthly amounts, if any, payable to the Executive under the terms of any disability benefit plans maintained by the Company and in which the Executive was a participant at the time his employment is terminated due to his suffering of a Total and Permanent Disability; (B) the monthly amount of all social security, retirement or disability benefits payable to the Executive by any agency of the United States Government, the Canadian Government, the State of New York and/or the Province of Ontario for each such twelve (12) month period; and (C) without duplication of any amount payable to the Executive under the terms of any disability benefit plan referred to in Section 5.02(c)(ii)(A) above, the monthly amounts payable to the Executive pursuant to any policies of disability insurance maintained by the Company. The monthly payments to be made to the Executive pursuant to Section 5.02(c) above in connection with a termination of his employment due to his suffering of a Total and Permanent Disability shall cease and the Company shall have no further obligation to make any such payments to the Executive effective as of the calendar month immediately following the date in which the Executive attains age sixty five (65) or, if earlier, effective as of the calendar month immediately following the death of the Executive.

ARTICLE 6.

Severance and Effects of Termination

6.01 Effect of Termination for Cause. In the event the Executive’s employment with the Company is terminated by the Company for Cause (as permitted by Section 3.02 hereof) on the first date following the effective date of such termination that employees of the Company who are employed at the Company’s corporate headquarters are paid a regular installment of their base salary (any such date that employees of the Company who are employed at the Company’s corporate headquarters are paid a regular installment of their base salary being hereinafter a “Pay Date”), the Company shall pay to the Executive, less applicable payroll and withholding taxes, any installment of his Base Salary which is accrued and unpaid as of the date the termination of the Executive’s employment becomes effective. After the amount required to be paid to the Executive by the preceding sentence has been paid, the Company shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses and, except as otherwise provided in Section 6.06(a), no further obligation to pay to or provide the Executive any other benefits. For purposes of this Agreement, monthly installments of the Executive’s Base Salary shall not be deemed to be “accrued” if they represent pay for services that would have been rendered after the date on which the termination of the Executive’s employment is effective.

6.02 Effect of Termination Without Cause.

(a)    (a) In the event that the Executive’s employment is terminated by the Company, without Cause (pursuant to Section 3.03 hereof), the Company shall pay to the Executive; (i) any installment of his Base Salary which is accrued and unpaid as of the date the termination of the Executive’s employment becomes effective, less applicable payroll and withholding taxes, which payment shall be made in one lump sum on the first Pay Date following the effective date of such termination; and (ii) if the Executive is entitled to payment of an annual bonus under the terms of the MICP for the calendar year ending immediately prior to the calendar year in which his employment is terminated and such bonus has not been paid to the Executive prior to the date his employment is terminated, the Company shall pay the amount of any such bonus to the Executive, less applicable payroll and withholding taxes, on the same date that bonuses under the MICP for the calendar year ending immediately prior to the calendar year in which the termination of the Executive’s employment becomes effective are paid.

(b) In addition to the amounts described in Section 6.02(a) above, in the event that the Executive’s employment is terminated by the Company, without Cause (pursuant to Section 3.03 hereof), provided that, within forty-five (45) days following the date the Company delivers to the Executive a waiver and release in the standard form used by the Company (hereinafter the “Waiver and Release”), the Executive executes and delivers such Waiver and Release to the Company and does not revoke such Waiver and Release as permitted by the

Waiver and Release, the Company shall pay to the Executive an amount (less applicable payroll and withholding taxes) equal to: (i) one and seventy five hundredths (1.75) multiplied by (ii) the Executive’s then applicable Base Salary, of which amount, an amount equal to the Executive’s then applicable Base Salary shall be paid in twelve (12) consecutive calendar months and in substantially equal installments beginning on the Pay Date as determined pursuant to the following provisions of this Section 6.02(b) and the remaining portion of which (equal to seventy five hundredths (.75) of the Executive’s Base Salary) shall be paid to the Executive in one lump sum payment, less applicable payroll and withholding taxes, on the Pay Date as determined pursuant to the following provisions of this Section 6.02(b). If the date on which the termination of the Executive’s employment becomes effective occurs at any time during the period beginning on December 23 of a calendar year and ending on November 8 of the immediately following calendar year, payment of the lump sum payment and the first installment of the Executive’s Base Salary provided for by the preceding sentence shall be made on the first Pay Date which occurs after the end of the eight (8) day period beginning on the date the Executive delivers the executed Waiver and Release to the Company. In the event that the date on which the termination of the Executive’s employment becomes effective occurs at any time between November 9 and December 22 of a calendar year, the date on which the payments required to be made to the Executive by the first sentence of this Section 6.02(b) shall begin (in the case of the installments provided for) and be made (in the case of the lump sum payment provided for) on the first Pay Date which occurs after the end of the calendar year or, if later, the first Pay Date which occurs after the end of the eight (8) day period beginning on the date the Executive delivers the executed Waiver and Release to the Company.

(c) Notwithstanding anything to the contrary contained in Section 6.02(b), the payments to be made to the Executive pursuant to this Section 6.02 in connection with a termination of his employment without Cause are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). Accordingly, to the extent that the payments to be made to the Executive pursuant to this Section 6.02 and any other payments payable to the Executive in connection with the Executive’s involuntary separation from service do not qualify for or otherwise exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the U.S. Treasury or the IRS, the portion of the payments required to be made to the Executive pursuant to this Section 6.02 and the portion of any other payments to be made to the Executive in connection with his involuntary separation from service which do not qualify for or otherwise exceed any such limit, as determined by the Company in its sole discretion, shall be paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the tax year in which the date the termination of the Executive’s employment becomes effective.

(d) After the amounts required to be paid to the Executive by Section 6.02(a) and Section 6.02(b) have been paid, the Company shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses and, except as otherwise provided in Section 6.06 hereof, no further obligation to pay to or to provide the Executive any other benefits.

6.03 Effect of Termination by the Executive.

(a)    (a) In the event that the Executive’s employment is terminated by the Executive as permitted by Section 3.04 hereof, the Company shall pay to the Executive; (i) any installment of his Base Salary which is accrued and unpaid as of the date the termination of the Executive’s employment becomes effective, less applicable payroll and withholding taxes, which payment shall be made in one lump sum on the first Pay Date following the effective date of such termination; and (ii) if the Executive is entitled to payment of an annual bonus under the terms of the MICP for the calendar year ending immediately prior to the calendar year in which his employment is terminated and such bonus has not been paid to the Executive prior to the date his employment is terminated, the Company shall pay the amount of any such bonus to the Executive, less applicable payroll and withholding taxes, on the same date that bonuses under the MICP for the calendar year ending immediately prior to the calendar year in which the termination of the Executive’s employment becomes effective are paid. After the amount required to be paid to the Executive by the preceding sentence has been paid, unless the termination of the Executive’s employment is deemed to be a “Good Reason Termination” (as defined in Section 3.04(b) hereof) or a “No-Fault Termination (as defined in Section 3.04(c) hereof), the Company shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses, and, except as otherwise provided by Section 6.06 hereof, no further obligation to pay to or provide the Executive any other benefits.

(b) In the event that the Executive’s employment is terminated by the Executive as permitted by Section 3.04 hereof, and the termination is determined to be a “Good Reason Termination” (as defined in Section 3.04(b) hereof) or a “No-Fault Termination” (as defined in Section 3.04(c) hereof), provided that, within forty-five (45) days following the date the Company delivers a Waiver and Release to the Executive, the Executive executes and delivers such Waiver and Release to the Company and does not revoke such Waiver and Release as permitted by the Waiver and Release, the Company shall pay to the Executive an amount equal to: (i) one and seventy five hundredths (1.75) multiplied by (ii) the Executive’s then applicable Base Salary, of which amount, an amount equal to the Executive’s then applicable Base Salary shall be paid in twelve (12) consecutive calendar months and in substantially equal installments beginning on the Pay Date as determined pursuant to the following provisions of this Section 6.03(b) and the remaining portion of which (equal to seventy five hundredths (.75) of the Executive’s Base Salary) shall be paid to the Executive in one lump sum payment, less applicable payroll and withholding taxes, on the Pay Date as determined pursuant to the following provisions of this Section 6.03(b). If the date on which the termination of the Executive’s employment becomes effective occurs at any time during the period beginning on December 23 of a calendar year and ending on November 8 of the immediately following calendar year, payment of the lump sum payment and the first installment of the Executive’s Base Salary provided for by the preceding sentence shall be made on the first Pay Date which occurs after the end of the eight (8) day period beginning on the date the Executive delivers the executed Waiver and Release to the Company. In the event that the date on which the termination of the Executive’s employment becomes effective occurs at any time between November 9 and December 22 of a calendar year, the date on which the payments required to be made to the Executive by the first sentence of this Section 6.03(b) shall begin (in the case of the installments provided for) and be made (in the case of the lump sum payment provided for) shall be the first Pay Date which occurs after the end of the calendar year or, if later, the first Pay Date which occurs after the end of the eight (8) day period beginning on the date the Executive delivers the executed Waiver and Release to the Company.

(c) Notwithstanding anything to the contrary contained in Section 6.03(b), the payments to be made to the Executive pursuant to this Section 6.03 in connection with a termination of the Executive’s employment in a termination which is determined to be a Good Reason Termination are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). Accordingly, to the extent that the payments to be made to the Executive pursuant to this Section 6.03 and any other payments payable to the Executive in connection with the Executive’s involuntary separation from service do not qualify for or otherwise exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the U.S. Treasury or the IRS, the portion of the payments required to be made to the Executive pursuant to this Section 6.03 and the portion of any other payments to be made to the Executive in connection with his involuntary separation from service which do not qualify for or otherwise exceed any such limit, as determined by the Company in its sole discretion, shall be paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the tax year in which the date the termination of the Executive’s employment becomes effective.

(d) After the amount, if any, required to be paid to the Executive pursuant to Section 6.03(a) hereof and the amount, if any, required to be paid to the Executive pursuant to Section 6.03(b) hereof has been paid, the Company shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses and, subject to the provisions of Section 6.06 hereof, no further obligation to pay to or to provide the Executive any other benefits.

6.04 Effect of Termination Due to Disability. In the event that the Executive’s employment with the Company is terminated as a result of his suffering of a Total and Permanent Disability as described in Section 3.05 hereof, on the first Pay Date following the effective date of such termination, the Company shall pay to the Executive, less applicable payroll and withholding taxes, any installment of his Base Salary which is accrued and unpaid as of the date the termination of the Executive’s employment becomes effective. In addition, if the Executive is entitled to payment of an annual bonus under the terms of the MICP for the calendar year ending immediately prior to the calendar year in which his employment is terminated and such bonus has not been paid to the Executive prior to the date his employment is terminated, the Company shall pay the amount of any such bonus to the Executive, less applicable payroll and withholding taxes, on the same date that bonuses under the MICP for the calendar year ending immediately prior to the calendar year in which the termination of the Executive’s employment becomes effective are paid. After the amounts, if any, required to be paid to the Executive by the preceding provisions of this Section 6.04 have been paid, except as otherwise provided in Section 5.02 above and in Section 6.06 hereof, the Company shall have no further obligation to pay the Executive any additional Base Salary, compensation, bonuses or other benefits.

6.05 Effect of Retirement. In the event of the Retirement of the Executive as provided for in Section 3.06 hereof, the Company shall pay to the Executive, less applicable payroll and withholding taxes, any installment of his Base Salary which is accrued and unpaid as of the date the termination of the Executive’s employment becomes effective. In addition, if the Executive is entitled to payment of an annual bonus under the terms of the MICP for the calendar year ending immediately prior to the calendar year in which his employment is terminated and such bonus has not been paid to the Executive prior to the date his employment is terminated, the Company shall pay the amount of any such bonus to the Executive, less applicable payroll and withholding taxes, on the same date that bonuses under the MICP for the calendar year ending immediately prior to the calendar year in which the termination of the Executive’s employment becomes effective are paid. After the amounts, if any, required to be paid to the Executive by the preceding provisions of this Section 6.05 have been paid, the Company shall have no further obligation to pay the Executive any additional Base Salary, compensation or bonuses and, except as otherwise provided in Section 6.06 hereof, no further obligation to pay to or provide the Executive any other benefits.

6.06 Obligations Which Survive Termination.

(a)    (a) Nothing in this Agreement shall be deemed to limit the Executive’s rights to receive or the obligation of the Company to pay or provide for the Executive and his beneficiaries any benefits accrued by the Executive at any time under the terms of the Company’s 401(k) plan.

(b) If the Executive’s employment is terminated for “Cause” or by the Executive in a termination which does not constitute a “Good Reason Termination” or a “No-Fault Termination”, the Executive shall not be entitled to receive any portion of the annual cash bonus that would be payable to the Executive for the year in which his employment is terminated.

(c) If the Executive’s employment is terminated due to his Retirement, the Executive shall be entitled to receive a pro-rata portion of the annual cash bonus he would have been entitled to receive under the MICP had his employment continued through the end of the calendar year in which his employment is terminated. Payment of such pro-rata portion shall be made to the Executive on the same date and under the same terms that annual cash bonuses for the calendar year in which the Executive’s employment is terminated are paid under the terms of the MICP.

(d) In connection with any termination of the Executive’s employment by the Company for a reason other than for “Cause” or a termination of the Executive’s employment by the Executive which is a “Good Reason Termination” or a “No-Fault Termination”, notwithstanding anything to the contrary contained in any equity based compensation awards made to the Executive on or after the date hereof, including, but not limited to, restricted stock unit awards held by the Executive in connection with his participation in the MSPP, and restricted stock units held by the Executive in connection with his participation in the LTIP, the Executive shall be entitled to full accelerated vesting of all then outstanding restricted stock units and stock options and where applicable, payment of cash or common stock of the Company therefor, but, in any case, only to the extent that the amounts required to be paid to the Executive under the terms of any such equity based compensation awards have not been paid prior to the date the termination of the Executive’s employment becomes effective. With respect to performance stock units held by the Executive where the performance period has not yet been completed, the number of performance stock units will be determined after the completion of the performance period based on the achievement of the performance targets contained in the award, and the amount payable will be paid to the Executive within seventy five (75) days after the completion of the performance period or, if later, at the end of the eight (8) day period beginning on the date the Executive delivers the executed Waiver and Release to the Company provided that the Executive has not revoked the Waiver and Release during such period. The amount of the payment to be made to the Executive with respect to the performance stock units for which the performance period has not been completed as of the date the termination of the Executive’s employment becomes effective shall be equal to the number of performance units earned (as determined after the end of the applicable performance period) multiplied by the average of the closing prices per share of the Company’s common stock for the 90 calendar days of the year immediately preceding the date payment of the performance stock unit award is made to the Executive. With respect to performance stock units held by the Executive where the performance period has been completed as of the date the termination of the Executive’s employment becomes effective, the amount payable to the Executive with respect to such performance stock unit award will be paid to the Executive within 30 days after the completion of the performance period for such performance stock units or, if later, at the end of the eight (8) day period beginning on the date the Executive delivers the executed Waiver and Release to the Company provided that the Executive has not revoked the Waiver and Release during such period. The amount of the payment to be made to the Executive with respect to the performance stock units for which the performance period has been completed as of the date the termination of the Executive’s employment becomes effective shall be equal to the number of performance units earned (as determined after the end of the applicable performance period) multiplied by the average of the closing prices per share of the Company’s common stock for the 90 calendar days immediately preceding the date the termination of the Executive’s employment becomes effective. For avoidance of doubt, the payments to be made to Executive in connection with performance stock units shall be made in accordance with the timing set forth above, however, for purposes of compliance with Section 409A, payments shall be paid during the calendar year that begins following the end of the relevant performance period. Except as provided above with respect to payments to be made to the Executive in connection with performance stock units held by the Executive as of the date the termination of his employment becomes effective, the time of the payment of cash or common stock of the Company which is payable to the Executive pursuant to the terms of any such equity based compensation awards made to the Executive under the terms of the Omnibus Plan shall be determined pursuant to the provisions of such equity based compensation awards.

6.07 Section 280G. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive (whether under this Agreement or otherwise), after reduction for all state and federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s total after-tax payments (the “required reduction amount”). The determination as to whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a Certified Public Accountant selected by mutual agreement of the Company and the Executive (the “Outside Firm”). In the event of any mistaken underpayment or overpayment under this Section 6.07, as determined by the Outside Firm, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 6.07 shall be applied in the following order: (i) stock options or stock appreciation rights whose exercise price exceeds the fair market value of the optioned stock (“Underwater Awards”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are then taxable, (iv) non-cash Full Credit Payments that are not then taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

ARTICLE 7.

Miscellaneous

7.01 Amendments. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.

7.02 Assignment. This Agreement cannot be assigned by either party hereto except with the written consent of the other.

7.03 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive and any successors in interest of the Company.

7.04 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Company and its respective stockholders, which shall be governed by the General Company Law of the State of Delaware.

7.05 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given and received: (a) if delivered in person, on the date delivered to the Executive or, in the case of the Company, on the date delivered to the Senior Vice President – Human Resources; (b) if delivered by mail, (5) U.S. business days following the deposit of any such notice in the U.S. mail system for mailing by certified mail or registered mail, postage prepaid, addressed to the Executive at the address first above written or if to the Company, at its address first above written, attention Senior Vice President – Human Resources; and (c) if delivered by nationally recognized overnight delivery service, one U.S. business day following the date that such notice is deposited with such nationally recognized overnight delivery service postage prepaid, addressed to the Executive at the address first above written or if to the Company, at its address first above written, attention Senior Vice President – Human Resources. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.

7.06 Severability of Provisions. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

7.07 409A Savings Clause.

(a)    (a) Any payments under this Agreement that may be excluded from Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter “Section 409A”) either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. All provisions shall, to the maximum extent possible, be construed and interpreted in a manner which will cause such provisions to be implemented in a manner which complies with the applicable requirements of Section 409A and the regulations promulgated thereunder so as to avoid subjecting the Executive to taxation under Section 409A(a)(i)(A) of the Internal Revenue Code of 1986, as amended.

(b) Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.” Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement or otherwise that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.08 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the day and year first above written.

GIBRALTAR INDUSTRIES, INC.

By: /s/ Paul Murray	/s/ Frank Heard
Name: Paul Murray	Frank Heard
Title: Senior Vice President, Human Resources

18